Exhibit 99.1

Bulldog Appoints Director of Business Development

Richmond, British Columbia, Canada – October 21, 2004 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions, today announced the appointment of Darrel Huskey as Director of Business Development.

In his new role, Darrel has been tasked with identifying and developing key relationships that will further enhance Bulldog’s position as a wireless cargo security solution provider.

Darrel has more than 25 years of sales and business development experience in the satellite and telecommunications industry and not only brings to Bulldog his breadth of sales experience and industry knowledge but also his extensive business relationship network. He has held numerous senior regional sales and business development positions with such leading companies as Motorola Inc. (NYSE: MOT), CUE Paging and EMS Technologies (NASDAQ: ) and has a strong track record with customers in the communications, transportation, and military sectors. He has been instrumental in initiating and securing numerous long term, multi-million dollar business opportunities and relationships with channel partners, service providers and end customers. Darrel has a Bachelor of Science from Western Carolina University.

James McMillan, COO of Bulldog Technologies said: “We’re delighted to welcome Darrel to the sales team. Bulldog is currently going through a period of growth, with new opportunities opening up for our wireless cargo solutions in both the transportation and retail space. Darrel’s sales and business development experience will be invaluable in developing Bulldog’s full commercial potential.”

About Bulldog Technologies

Bulldog Technologies, Inc. is a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM(Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary tec hnology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers. For further information, visit Bulldog on the Web at .

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256